EXHIBIT 99.4

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated financial statements for Prudential Bancorp, Inc. (“Prudential”) and Polonia Bancorp, Inc. (“Polonia”) give effect to the merger of Polonia with and in to Prudential (the “Merger”). The unaudited pro forma combined with consolidated balance sheet as of December 31, 2016 gives effect to the merger as if it occurred on December 31, 2016. The unaudited pro forma combined consolidated statement of income for the three months ending December 31, 2016 gives effect to the merger as if it had occurred on October 1, 2016. The actual completion date of the merger was January 1, 2017.

Pursuant to the Agreement of Plan of Merger, by and between Polonia and Prudential, dated as of June 2, 2016 (the “Merger Agreement”), shareholders of Polonia had the option to receive $11.09 per share in cash or 0.7460 of a share of Prudential common stock for each share of Polonia common stock held thereby, subject to allocation provisions to assure that, in the aggregate, Polonia shareholders received total merger consideration that consisted of 50% stock and 50% cash. As a result of Polonia shareholder stock and cash elections and the related proration provisions of the Merger Agreement, Prudential issued approximately 1,274,197 shares of its common stock and approximately $18.9 million in the Merger.

Prudential expects that it will incur merger and integration charges as a result of the merger. The unaudited pro forma combined consolidated financial statements, while helpful in illustrating the financial characteristics of the combined entity, do not reflect these anticipated merger and integration expenses; nor do they reflect any possible financial benefits through anticipated cost savings, and, hence do not attempt to predict or suggest future results. Furthermore, the unaudited pro forma combined consolidated financial statements do not necessarily reflect what the historical results of the combined entity would have been, had the companies been combined during the period presented.

In addition, the unaudited pro forma combined consolidated financial statements reflect estimates of the fair value of assets acquired and liabilities assumed in the merger. These estimates are preliminary and, as such, their final values may vary from their initial estimates. Any differences between the purchase price for Polonia and the fair value of the identifiable net assets acquired is being recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prudential in connection with the acquisition will be amortized to expense over their estimated useful lives.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after we complete further analyses under generally accepted accounting principles with respect to the fair value of Polonia’s tangible and identifiable intangible assets and liabilities as of the date the Merger was completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Prudential’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT PRUDENTIAL WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial statements and related notes contain statement which, to the extent that they are not recitations of historical fact, may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding Prudential that may include plans, objectives, performance, revenues, growth, profits, operating expenses of Prudential’s underlying assumptions. The words “may”, “would”, “should”, “could”, “will”, “likely”, “possibly”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “potentially”, “probably”, “outlook”, “predict”, “contemplate”, “continue”, “plan”. “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading the unaudited pro forma combined consolidated financial statements and related notes are cautioned that such statements are only predictions, and that Prudential’s actual future performance may be materially different. All forward-looking information and statements made herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. Prudential does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risk and uncertainties that could cause future events to vary materially from the results anticipated, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as well as any changes in risk factors that we may identify our quarterly or other reports filed with the SEC.

UNAUDITED PRO FORMA COMBINED

CONSOLIDATED BALANCE SHEET

December 31, 2016
				Purchase
				Accounting		Pro Forma
(dollars in thousands, except per share data)	Prudential	Polonia	Combined	Adjustments		Combined
ASSETS

Cash and amounts due from depository institutions	1,580	1,567	3,147	-		3,147
Interest-bearing deposits	6,485	21,344	27,829	(18,944)	(b)	8,885
Total cash and cash equivalents	8,065	22,911	30,976	(18,944)		12,032
Certificates of deposit	1,853	24,990	26,843	-		26,843
Investment and mortgage-backed securities available for sale	132,636	42,945	175,581	(781)	(c)	174,800
Investments securities held to maturity	44,741	-	44,741	-		44,741
Loans and leases	352,948	163,582	516,530	(4,390)	(d)	512,140
Less: Allowance for loan and lease losses	(3,454)	(1,002)	(4,456)	1,002	(e)	(3,454)
Net loans and leases	349,494	162,580	512,074	(3,388)		508,686
Accrued interest receivable	2,075	687	2,762	-		2,762
Real estate owned	585	-	585	-		585
Federal Home Loan Bank stock—at cost	2,970	3,399	6,369	-		6,369
Office properties and equipment—net	1,268	3,852	5,120	3,036	(f)	8,156
Bank owned life insurance	-	4,316	4,316	-		4,316
Goodwill	-	-	-	8,871	(a)	8,871
Intangible assets	-	-	-	1,208	(g)	1,208
Prepaid expenses and other assets	44,832	1,858	46,690	-		46,690
Deferred tax assets-net	1,595	2,986	4,581	697	(h)	5,278
TOTAL ASSETS	590,114	270,524	860,638	(9,301)		851,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Non-interest-bearing	3,595	7,811	11,406	1,208	(g)	12,614
Interest-bearing	404,620	163,538	568,158	894	(i)	569,052
Total deposits	408,215	171,349	579,564	2,102		581,666
Advances from Federal Home Loan Bank (Short Term)	64,800	7,000	71,800	-		71,800
Advances from Federal Home Loan Bank (Long Term)	-	49,000	49,000	1,232	(j)	50,232
Accrued interest payable	177	131	308	-		308
Advances from borrowers for taxes and insurance	2,513	1,022	3,535	-		3,535
Accounts payable and accrued expenses	1,293	7,573	8,866	-		8,866
Total liabilities	476,998	236,075	713,073	3,334		716,407

STOCKHOLDERS’ EQUITY:
Preferred stock	-	-	-	-		-
Common stock	95	34	129	(21)	(k)(p)	108
Additional paid-in capital	96,022	26,851	122,873	(5,050)	(l)(p)	117,823
Unearned ESOP shares	(4,456)	(1,192)	(5,648)	1,192	(m)	(4,456)
Treasury stock, at cost	(21,098)	-	(21,098)	-		(21,098)
Accumulated other comprehensive income	(997)	(623)	(1,620)	623	(n)	(997)
Retained earnings	43,550	9,379	52,929	(9,379)	(o)	43,550
Total stockholders’ equity	113,116	34,449	147,565	(12,635)		134,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	590,114	270,524	860,638	(9,301)		851,337

Common shares	8,028,005	3,416,311		(2,142,114)	(p)	9,302,202
Book value per common share	$14.09	$10.08				$14.51
Tangible book value per common share	$14.09	$10.08				$13.42

Unaudited Pro Forma Combined

Consolidated of Statement of Operations

For the Three Months Ending December 31, 2016
				Purchase
				Accounting		Pro Forma
(dollars in thousands, except per share data)	Prudential	Polonia	Combined	Adjustments		Combined
INTEREST INCOME:
Interest on loans	3,325	1,805	5,130	162	(q)	5,292
Interest on mortgage-backed securities	571	223	794	-		794
Interest and dividends on investments	606	92	698	-		698
Interest on interest-bearing assets	3	71	74	-		74

Total interest income	4,505	2,191	6,696	162		6,858

INTEREST EXPENSE
Interest on deposits	691	332	1,023	(69)	(r)(u)	954
Interest on borrowings	166	346	512	(135)	(s)	377

Total interest expense	857	678	1,535	(204)		1,331

NET INTEREST INCOME	3,648	1,513	5,161	366		5,527

PROVISION FOR LOAN AND LEASE LOSSES	185	-	185	-		185

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	3,463	1,513	4,976	366		5,342

NON-INTEREST INCOME
Fees and other service charges	124	24	148	-		148
Gain on sale of loans	44	(1)	43	-		43
Gain on sale of other real estate	-	(279)	(279)	-		(279)
Gain on sale of investments and mortgage-	-	(2)	(2)	-		(2)
backed securities	-	-	-	-		-
Income from bank owned life insurance	166	74	240	-		240
Other	23	191	214	-		214

Total non-interest income	357	7	364	-		364

NON-INTEREST EXPENSE
Salaries and employees benefits	1,637	1,452	3,089	-		3,089
Data processing	112	99	211	-		211
Professional services	319	16	335	-		335
Office occupancy	170	165	335	45	(t)	380
Depreciation	82	23	105	-		105
Deposit insurance	(30)	(13)	(43)	-		(43)
Advertising	37	7	44	-		44
Merger related costs	-	1,290	1,290	-		1,290
Other	394	2,133	2,527	-		2,527

Total non-interest expense	2,721	5,172	7,893	45		7,938

INCOME(LOSS) BEFORE INCOME TAXES	1,099	(3,652)	(2,553)	321		(2,232)

Income taxes (benefit)	370	(740)	(370)	109	(v)	(261)

NET INCOME	729	(2,912)	(2,183)	212		(1,971)

Basic earnings per common share	$0.10	$(0.85)				$(0.23)
Dilutive earnings per common share	$0.10	$(0.85)				$(0.22)
Weighted-average basic share outstanding	7,333,531	3,416,311		(2,142,114)	(w)	8,607,728
Dilutive shares	320,746	-				320,746
Adjusted weighted-average dilutive shares	7,654,277	3,416,311				8,928,474

NOTES TO UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The unaudited pro forma combined consolidated financial statements have been prepared using business combination method of accounting. The unaudited pro forma combined consolidated statement of operations for the three months ended December 31, 2016 is presented assuming the merger occurred on October 1, 2016. The unaudited pro forma combined consolidated balance sheet as of December 31, 2016 assumes the merger occurred on that date. This information is not intended to reflect the actual results that would have been achieved had the Merger actually occurred on those dates and should not be taken as representing the future consolidated results of operation of Prudential. No consideration was given in the unaudited pro forma combined consolidated financial statements to potential cost savings, fee enhancements or merger integration costs for the combined organization.

Note 2 – Purchase Consideration

Pursuant to the Merger Agreement, shareholders of Polonia had the option to receive $11.09 per share in cash or 0.7460 of a share of Prudential common stock for each share of Polonia common stock held thereby, subject to allocation provisions to assure that, in the aggregate, Polonia shareholders received total merger consideration that consisted of 50% stock and 50% cash. As a result of Polonia shareholder stock and cash elections and the related proration provisions of the Merger Agreement, Prudential issued approximately 1,274,197 shares of its common stock and approximately $18.9 million in the Merger.

NOTES TO UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Under the business combination method of accounting, identifiable assets acquired and liabilities assumed are adjusted to their fair value as of the date of the acquisition. The following items are pro forma adjustments referenced in the Pro Forma Combined Consolidated Balance Sheet to indicate the consideration paid and to adjust the Polonia assets and liabilities to their fair value as of December 31, 2016.

(a)	Calculation of Goodwill Resulting from Merger.

(dollars in thousands, except per share data)
Purchase Consideration

Polonia Common Stock:
Total Shares of Common Stock Outstanding	3,416,311
Common Stock Issued Cap	1,708,155
Shares Redeemed for Cash Cap	1,708,156

Prudential Common Stock Issued (conversion rate 0.7460)	1,274,197
Prudential Closing Price at December 31, 2016	$17.12

Cash-out rate paid per share for Polonia Common Stock	$11.09

Purchase consideration assigned to Polonia shares exchanged for Prudential Common Stock	$21,814
Cash Paid to Polonia for Polonia shares	$18,943
Cash Paid for fractional shares	$1
$40,758

Net Assets Acquired

Polonia stockholders’ equity	$34,449
Core deposit intangible assets	1,208
Estimated adjustments to reflect assets acquired at fair value:
Investment securities	(781)
Portfolio loans	(4,390)
Allowance for loan and lease losses	1,002
Premises	3,036
Deferred Taxes	697
Total fair value adjustment to assets acquired	$(436)
Estimated adjustments to reflect liabilities assumed at fair value:
Time deposits	$894
Borrowings	1,232
Total fair value adjustment to liabilities assumed	$2,126
Total net assets acquired	$31,887
Goodwill resulting from merger	$8,871

(b)	The $18.9 million reflects the payment of the cash portion of the merger consideration.

(c)	The ($781,000) purchase accounting adjustment decreases the carrying values of acquired investment securities to their fair value. The Polonia investment portfolio was sold shortly after the acquisition date.

(d)	The $(4.4) million purchase accounting adjustment decreases the carrying values of the acquired loans to their fair market value and included an interest rate loan fair value and credit fair value adjustments. This adjustment is approximately (2.64%) of Polonia’s loan portfolio. This fair value adjustment assumes an interest rate fair value adjustment comparing the portfolio rates to market rates for similar loans of approximately $(2.1) million, in addition to an estimated credit adjustment of $(2.3) million.

(e)	In accordance with current purchase accounting guidance, Polonia’s $1.1 million allowance for loan losses, which is equal to 0.61% of portfolio loans, has been eliminated.

(f)	The $3.0 million purchase accounting adjustment on premises brings the carrying value to its estimated fair value.

(g)	The $1.2 million adjustment is the estimated fair value of the core deposit base assumed, primarily non-interest bearing checking accounts, and lower rates offered on savings and money market accounts and is amortized through the income statement over the estimated life of the these deposit relationships.

(h)	The $697,000 increase in the deferred tax asset from the tax impact from the fair value adjustments related to the acquired assets and assumed liabilities.

(i)	The $894,000 purchase accounting adjustment on interest-bearing deposits, primarily certificates of deposit, adjusts their carrying value to estimated fair value. This adjustment will be amortized through the income statement as a reduction in interest expense over the estimated life of five years.

(j)	The $1.2 million purchase accounting adjustment on Federal Home Loan Bank advances brings their carrying value to their estimated fair value. This adjustment will be amortized through the income statement as a reduction in interest expense over the estimated life of the Federal Home Loan Bank advances.

(k)	Elimination of 3,416,311 shares of Polonia common stock ($0.01 par value).

(l)	Elimination of $26.9 million of Polonia additional paid-in capital in excess of par.

(m)	Elimination of $(1.2) million related to unearned ESOP shares. The ESOP plan was terminated as a result of the acquisition.

(n)	Elimination of other comprehensive loss related to acquired investment securities.

(o)	Elimination of retained earnings of Polonia.

(p)	Issuance of 1,274,197 shares of Prudential common stock ($0.01 par value), carrying a fair value of $17.12 per common stock.

NOTES TO UNAUDITED PRO FORMA COMBINED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDING DECEMBER 31, 2016

Under the business combination method of accounting, identified assets acquired and liabilities assumed are adjusted to their fair value as of the date of acquisition. The following pro forma adjustments to record accretion and amortization of the fair value adjustments for the three months period ended December 31, 2016.

(q)	Recognition of three months of accretion of fair value adjustment applied to acquired loan portfolio. The assumed accretion period is the weighted average contractual maturity of the underlying loans.

(r)	Recognition of three months of accretion of fair value adjustment applied to assumed time deposits. The assumed accretion period is the weighted average contractual maturity of the underlying deposits.

(s)	Recognition of three months of accretion of fair value adjustment applied to assumed FHLB advances. The assumed accretion period is the weighted average contractual maturity of the underlying advances.

(t)	Recognition of three months of increased depreciation expense from the fair value adjustment of acquired premises. The depreciation period was estimated to be 30 years.

(u)	Recognition of three months amortization of the core deposit intangible asset (“CDI”) recorded as a result of the assumption of $94.7 million of core deposits. The amortization method used for the CDI is a ten year, declining balance method.

(v)	The tax rate used is 34%.

(w)	Assumes Prudential’s average outstanding shares for the three month period ending December 31, 2016, combined with the 1,274,194 shares issued to Polonia shareholders were outstanding for the entire period.